Exhibit 23.2

Forvis Mazars, LLP
1201 Walnut Street, Suite 1700
Kansas City, MO 64106
P 816.221.6300 ½ F 816.221.6380

forvismazars.us

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 24, 2025 with respect to the consolidated financial statements of CrossFirst Bankshares, Inc. as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, into this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement (No. 333-282727) on Form S-4 of First Busey Corporation.

Kansas City, Missouri

March 7, 2025

Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited